UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2007

ENERGY INFRASTRUCTURE ACQUISITION CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32941	20-3521405
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1300, 1105 North Market Street, Wilmington, Delaware	19899
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 651-8374

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 13, 2007, the Board of Directors (the “Board”) of Energy Infrastructure Acquisition Corp., a Delaware corporation (the “Company”), authorized an increase in the size of the Board from eight to nine members and appointed Philippe Meyer as a director of the Company to fill the vacancy. Mr. Meyer was appointed as a Class B director and his initial term will expire after the Company’s annual meeting of stockholders in 2008. The Board has determined that Mr. Meyer is “independent” within the meaning of Sections 121 and 803(a) of the AMEX Guide and Rule 10A-3 under the Exchange Act. Mr. Meyer was not appointed to the Board pursuant to any arrangements or understandings between Mr. Meyer and any other person. The Board has not appointed Mr. Meyer to serve on any committee of the Board.

Mr. Meyer, 55 years old, has been a lawyer in private practice since 1996. Mr. Meyer received his law degree from the University of Zurich and a Masters of Comparative Jurisprudence from New York University.

Mr. Meyer is not a party to any transactions listed in Item 404(a) of Regulation S-K.

The Company does not intend to provide any compensation to Mr. Meyer for his services as a director.

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 13, 2007, in response to new AMEX listing requirements that mandate that all AMEX-listed companies become eligible to participate in the “Direct Registration System” for their outstanding securities, the Board adopted resolutions providing for an amendment (“Amendment No. 1”) to Section 5.1 of the Corporation’s Bylaws (the “Bylaws”) to clarify that the Corporation’s outstanding securities may exist in certificated or uncertificated form. A copy of Amendment No. 1 to the Bylaws is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits:

No.	Description
3.1	Amendment No. 1 to the Bylaws of Energy Infrastructure Acquisition Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2007	ENERGY INFRASTRUCTURE ACQUISITION CORP.

	By:	/s/ Marios Pantazopoulos
Name: Marios Pantazopoulos
Title: Chief Financial Officer